SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

    Schedule 13D

Under the Securities Exchange Act of 1934
(Amendment No. __)*

AMERICAN COMPLETE COMPLIANCE, CORP, INC.

(Name of Issuer)


COMMON

(Title of Class of Securities)


8853J104

(CUSIP Number)



James Shepard - Rt. 3 Box 264 - Bismark, AR 71929
1800-865-3675

(Name, Address and Telephone Number of Person
       Authorized to Receive Notices and Communications)


September 3, 1998

(Date of Event which Requires Filing of this Statement)


   If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this Schedule because of Rule 13d-1(b)(3) or (4), check the following box. / /

   Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule13d-1(a) for other parties to whom copies are to be sent.

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that sectionof the Act but shall be subject to all other provisions of the Act (however, see the Notes).



   ---------------------------------------------------------
   1.   Name of Reporting Person:

        James Shepard (###-##-####)
   ---------------------------------------------------------
   2.   Check the Appropriate Box if a Member of a Group:
                                                (a)  / /

                                                (b)  / /
   ---------------------------------------------------------
   3.   SEC Use Only

   -----------------------------------------------------------------------
   4.   Source of Funds:    PF

   ------------------------------------------------------------------------
   5. Check box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(e) or 2(f):
                                                     / /
   ------------------------------------------------------------------------
   6.   Citizenship or Place of Organization: USA
    ------------------------------------------------------------------------
   Number of     	 7.   Sole Voting Power: 490,100
   Shares         ------------------------------------------
   Beneficially 		  8.   Shared Voting Power:  0
   Owned By       ------------------------------------------
   Each          		 9.   Sole Dispositive Power: 490,100
   Reporting      ------------------------------------------
   Person        		 10.  Shared Dispositive Power:  0
   With
   ---------------------------------------------------------
   11.  Aggregate Amount Beneficially Owned by Each Reporting Person:
   ---------------------------------------------------------
   12.  Check Box if the Aggregate Amount in Row (11) Excludes Certain
 Shares:    / /
   ---------------------------------------------------------
   13.  Percent of Class Represented by Amount in Row (11): 5%
   ---------------------------------------------------------
   14.  Type of Reporting Person: IN
   ---------------------------------------------------------










Item 1.   Security and Issuer.
    -----------------



Item 2.   Identity and Background.
   -----------------------



 Item 3.   Source and Amount of  Funds or Other Consideration.
   ----------------------------



 Item 4.   Purpose of Transaction.
   ----------------------



 Item 5.  Interest in Securities of the Issuer.
    ---------------------------------------------


Item 6.   Contracts, Arrangements, Understandings or Relationships with
 Respect to              Securities of the Issuer.
  --------------------------------------



Item 7.   Item 7.  Materials to be Filed as Exhibits.
   ------------------------------------------



 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 20, 1998



 Signature on file

Signature


James Shepard

Name & Title